EXHIBIT 99.1

CADENCE RESOURCES ANNOUNCES PLAN TO ACQUIRE MICHIGAN ANTRIM PRODUCTION AND DRILLING LOCATIONS

Tuesday, January 17, 2006


Cadence Resources Corporation (CDNR) is pleased to announce that it has entered into an agreement to purchase from its joint venture partner, O.I.L. Energy Corp. (together with its affiliates) its position in the Hudson project in the Michigan Antrim Shale. Most of the assets to be acquired are already partially owned by Cadence. The acquisition increases the Cadence ownership in the project area from 49%to 96% working interest in many of the fields, and allows Cadence to control the related pipeline and production facilities.

The purchase price is approximately $27.5 million, subject to certain adjustments. Management is currently evaluating several potential financing options and will announce a definitive financing package within the next few weeks. The closing is anticipated to occur prior to March 1st 2006.

As a result of this acquisition, Cadence expects to add more than 3,000 Mcf per day to its existing production, and will be able to increase production at a faster pace as new production units come online. Additionally, the acquisition adds over 11,000 net acres to the Company's inventory and 42 new potential Antrim drilling locations. The Company's engineers estimate the acquisition adds 22 BCF in proven reserves.

William Deneau, President and Chief Executive Officer commented, "Production to date in the Hudson project area has exceeded expectations. We are excited to have the opportunity to increase our position in this area. This acquisition puts us in a strong position to meet our projected production target of 10 million cubic feet per day by March 31, 2006 and our 100 BCF proven reserves target by June 30th, 2006. Because we are already actively working in the Hudson Township area, this acquisition will allow us to earn a greater return for our efforts."

About Cadence Resources Corporation

Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.

www.auroraogc.com.

Statements that are not historical facts such as increases in proved reserves, revenues, returns, value and growth, sources of financing, and the future performance of management are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, uncertainties about the estimates of reserves, the availability of transportation pipelines, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather

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related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.


     CONTACT:
          Cadence Resources Corporation
          William W. Deneau, President and CEO
          Lori M. King, Chief Financial Officer
          (231)941-0073